Exhibit 4.12

			SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT PART I
1.	Place and date of Agreement Oslo. Norway 23 March 2022 Vessel: Höegh Gallant, IMO No. 9653678	2.

Date of commencement of Agreement (Cl. 2, 12, 21
and 25)
Vessel Acceptance Date under the FSRU Operation &
Services Agreement (“OSA”) between Hoegh LNG
Jamaica Limited (“HJAM”) and NFE South Holdings
Limited (“NFE”)

3.	HJAM ~~Owners~~ (name, place of registered office and law of registry) (Cl. 1) (i) Name: Hoegh LNG Jamaica Limited (ii) Place of registered office: 48 Duke Street, Kingston, Jamaca (iii) Law of registry: Jamaica	4.

~~Managers~~Technical Contractor (name, place of
registered office and law of registry) (Cl, 1)
(i) Name: Höegh LNG Fleet Management AS
(ii) Place of registered office: Drammensveien 134,
0277 Oslo, Norway
(iii) Law of registry: Norway

5.	The Company (with reference to the ISM/ISPS Codes) (state name and IMO Unique Company Identification number. If the Company is a third party then also state registered office and principal place of business) (Cl. 1 and 9(c)(i)) (i)Name: Höegh LNG Fleet Management AS (ii) IMO Unique Company Identification number:5479796 (iii)Place of registered office: Drammensveien 134, 0277 Oslo, Norway (iv) Principal place of business: Oslo, Norway	6.	~~Technical Managcment~~Technical services (state “yes” or “no” as agreed) (Cl. 4) YES
		7.	Crew Management (state “yes” or “no” as agreed) (Cl. 5(a)) NO
		8.	Commercial Management (state “yes” or “no” as agreed) (Cl. 6) NO
9.	Chartering Services period (only to be filled in if “yes” stated in Box 8) (CI.6(a)) NO	10.

Crew Insurance arrangements (state “yes” or “no” as agreed)
(i) Crew Insurances* (Cl. 5(b)): NO
(ii) Insurance for persons proceeding to sea onboard
(Cl. 5(b)(i)): NO
*only to apply if Crew Management (Cl. 5(a)) agreed
(see Box 7)

11	Insurance arrangements (state “yes” or “no” as agreed) (Cl. 7) NO	12.	Optional insurances (state optional insurance(s) as agreed, such as piracy, kidnap and ransom, loss of hire and FD&D) (Cl. 10(a)(iv)) NO
13.	Interest (state rate of interest to apply after due date to outstanding sums) (Cl. 9(a)) LIBOR + 3% per annum	14.	Annual ~~management fee~~Technical Services Fee (state annual amount) (Cl. 12(a)) USD 711,000
15.	~~Manager’s~~ Technical Operator’s nominated account (Cl.12(a)) Bank name: Nordea, Bank account number: 6010.04.91209, SWIFT: NDEANOKK	16.	Daily rate (state rate for days in excess of those agreed in budget) (Cl. 12(c)) N/A
		17.	Lay-up period / number of months (Cl.12(d)) N/A
18.	Minimum contract period (state number of months) (Cl.21(a)) N/A	19.	~~Management fee~~Technical Services Fee on termination (state number of months to apply) (Cl. 22(g)) Two months
20.	Severance Costs (state maximum amount) (Cl. 22(h)(ii)) N/A	21.	Dispute Resolution (state alternative Cl. 23(a), 23(b) or 23(c); if Cl. 23(c) is agreed, place of arbitration must be stated) (Cl. 23) (a) English law, London arbitration UK

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

	lng.com		lng.com
22.	Notices (state full style contact details for serving notice and communication to ~~the Owners~~HJAM) (Cl. 24) Hoegh LNG Jamaica Ltd 48 Duke Street, Kingston, Jamaica hoegh.jamaica@hoeghlng.com	23.

Notices (state full style contact details for serving
notice and communication to the ~~Managers~~Technical
Contractor) Cl. 24)

Höegh LNG Fleet Managemenet AS,

Drammensveien 134, 0277 Oslo, Norway

Nils.jakob.hasle@hoeghlng.com

Tel: +47 97557400

It is mutually agreed between the party stated in Box 3 and the party stated in Box 4 that this Agreement consisting of PART I and PART II as well as Annexes “A” (Details of Vessel or Vessels), “B” (Details of Crew), “C” (Budget), “D” (Associated Vessels) and “E” (Fee Schedule) attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of PART I and Annexes “A”, “B”, “C”, “D” and “E” shall prevail over those of PART II to the extent of such conflict but no further.

lng.com	lng.com
Signature(s) (~~Owners~~HJAM) Eduardo R. Polo Title: Director	Name: Nils Jakob Hasle Title: General Manager

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

ENCLOSURES:

APPENDIX A - Details of Vessel or Vessels

APPENDIX C - Budget

PART II - Background and basis of the Agreement

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

PART II

SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

SECTION 1 – Basis of the Agreement

1.	Definitions

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them:

“Company” (with reference to the ISM Code and the ISPS Code) means the organization identified in Box 5 or any replacement organization appointed by ~~the Owners~~HJAM from time to time (see Sub-clauses 9(b)(i) or 9(c)(ii), whichever is applicable).

“Crew” means the personnel of the numbers, rank and nationality specified in Annex “B” hereto.

“Crew Insurances” means insurance of liabilities in respect of crew risks which shall include but not be limited to death, permanent disability, sickness, injury, repatriation, shipwreck unemployment indemnity and loss of personal effects (see Sub-clause 5(b) (Crew Insurances) and Clause 7 (Insurance Arrangements) and Clause 10 (Insurance Policies) and Boxes 10 and 11).

“Crew Support Costs” means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by the ~~Manager~~sTechnical Contractor and which are incurred by the ~~Managers~~Technical Contractor for the purpose of providing an efficient and economic management service and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, study pay, recruitment and interviews.

“Flag State” means the State whose flag the Vessel is flying.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention and any amendment thereto or substitution therefor.

“ISPS Code” means the International Code for the Security of Ships and Port Facilities and the relevant amendments to Chapter XI of SOLAS and any amendment thereto or substitution therefor.

“Technical Contractor” means the party identified in Box 4 of Part I.

“Technical Services” means the services described in Clause 4 below.

“~~Managers~~Technical Contractor” means the party identified in Box 4.

“~~Management Scrvices~~Technical Services” means the services specified in SECTION 2 - Services (Clauses 4 through 7) as indicated affirmatively in Boxes 6 through 8, 10 and 11, and all other functions performed by the ~~Managers~~Technical Contractor under the terms of this Agreement.

“~~Owners~~HJAM” means the party identified in Box 3.

“Severance Costs” means the costs which are legally required to be paid to the Crew as a result of the early termination of any contracts for service on the Vessel.

“SMS” means the Safety Management System (as defined by the ISM Code).

“STCW 95” means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 and any amendment thereto or substitution therefor.

“Vessel” means the vessel or vessels details of which are set out in Annex “A” attached hereto.

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

PART II

SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

2.	Commencement and Appointment

~~With effect from the date stated in Box 2 for the commencement of the Management Services and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel in respect of the Management Services.~~With effect from the date stated in Box 2 of Part I for the commencement of the Technical Services pertaining to the Agreement and continuing unless and until terminated as provided herein, HJAM hereby appoints the Technical Contractor and the Technical Contractor hereby agrees to provide the Technical Services pertaining to the Agreement for the Vessel, as required by HJAM.

3.	Authority of the ~~Managcrs~~Technical Contractor

~~Subject to the terms and conditions herein provided, during the period of this Agreement the Managers shall carry out the Management Services in respect of the Vessel as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform the Management Services in accordance with sound ship management practice, including but not limited to compliance with all relevant rules and regulations.~~

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

PART II

SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

Subject to the terms and conditions herein provided, during the period of this Agreement, the Technical Contractor shall render the Technical Services pertaining to the Agreement in respect of the Vessel as agents for and on behalf of Shipowner, as instructed by HJAM.

HJAM shall rely on the technical expertise of the Technical Contractor when adopting any such technical decisions as will be required from time to time. The Technical Contractor shall render all the Services and instruct HJAM in all issues comprised under this Agreement in accordance with sound ship management practice, including but not limited to compliance with all relevant rules and regulations.

SECTION 2 – Services

4.	~~Technical-Management~~ Technical services

(only applicable if agreed according to Box 6).

The ~~Managers~~Technical Contractor shall provide ~~technical managerment~~technical services which includes, but is not limited to, the following services:

(a)	ensuring that the Vessel complies with the requirements of the law of the Flag State;
(b)	ensuring compliance with the ISM Code;
(c)	ensuring compliance with the ISPS Code;
(d)	providing competent personnel to supervise the maintenance and general efficiency of the Vessel;
(e)

arranging and supervising dry dockings, repairs, alterations and the maintenance of the Vessel to the standards agreed with ~~the OwHners~~JAM provided that the ~~Managers~~Technical Contractor shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with all requirements and recommendations of the classification society, and with the law of the Flag State and of the places where the Vessel is required to trade;

(f)	arranging the supply of necessary stores, spares and lubricating oil;
(g)	appointing surveyors and technical consultants as the ~~Managers~~Technical Contractor may consider from time to time to be necessary;
(h)

in accordance with ~~the Owners~~HJAM’ instructions, supervising the sale and physical delivery of the Vessel under the sale agreement. However services under this Sub-clause 4(h) shall not include negotiation of the sale agreement or transfer of ~~owners~~ownership of the Vessel;

(i)	arranging for the supply of provisions unless provided by~~-the Owners~~HJAM; and
(j)	arranging for the sampling and testing of bunkers.

~~5.        Crew Management and-Crew Insurances~~

~~(a)       Crew Management~~

~~(only applicable if agreed according to Box 7)~~

~~The Managers shall provide suitably qualified Crew who shall comply with the requirements of STCW 95. The provision of such crew management services includes, but is not limited to, the following services:~~

~~(i) selecting, engaging and providing for the administration of the Crew, including, as applicable, payroll arrangements, pension arrangements, tax, social security contributions and other mandatory dues related to their employment payable in each Crew member’s country of domicile;~~

~~(ii) ensuring that the applicable requirements of the law of the Flag State in respect of rank, qualification and certification of the Crew and employment regulations, such as Crew’s tax and social insurance, arc satisfied;~~

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

PART II

SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

~~(iii) ensuring that all Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they arc engaged and are in possession of valid medical certificates issued in accordance with appropriate Flag State requirements or such higher standard of medical examination as may be agreed with the Owners. In the absence of applicable Flag State requirements the medical certificate shall be valid at the time when the respective Crew member arrives on board the Vessel and shall be maintained for the duration of the service on board the Vessel;~~

~~(iv) ensuring that the Crew shall have a common working language and a command of the English language of a sufficient standard to enable them to perform their duties safely;~~

~~(v) arranging transportation of the Crew, including repatriation;~~

~~(vi) training of the Crew;~~

~~(vii) conducting union negotiations; and~~

~~(viii) if the Managers are the Company, ensuring that the Crew, on joining the Vessel, arc given proper familiarisation with their duties in relation to the Vessel’s SMS and that instructions which arc essential to the SMS arc identified, documented and given to the Crew prior to sailing.~~

~~(ix) If the Managers arc not the Company:~~

~~(1)       ensuring that the Crew, before joining the Vessel, arc given proper familiarisation with their duties in relation to the ISM Code; and~~

~~(2)       instructing the Crew to obey all reasonable orders of the Company in connection with the operation of the SMS.~~

~~(x) Where Managers arc not providing technical management services in accordance with Clause 4 (Technical Management):~~

~~(1)       ensuring that no person connected to the provision and the performance of the crew management services shall proceed to sea on board the Vessel without the prior consent of the Owners (such consent not to be unreasonably withheld); and~~

~~(2)       ensuring that in the event that the Owners’ drug and alcohol policy requires measures to be taken prior to the Crew joining the Vessel, implementing such measures;~~

~~(b)     Crew Insurances~~

~~(only applicable if Sub clause 5(a) applies and if agreed according to Box 10)~~

~~The Managers shall throughout the period of this Agreement provide the following services:~~

~~(i)       arranging Crew Insurances in accordance with the best practice of prudent managers of vessels of a similar type to the Vessel, with sound and reputable insurance companies, underwriters or associations. Insurances for any other persons proceeding to sea onboard the Vessel may be separately agreed by the Owners and the Managers (see Box 10);~~

~~(ii)      ensuring that the Owners arc aware of the terms, conditions, exceptions and limits of liability of the insurances in Sub clause 5(b)(i);~~

~~(iii)     ensuring that all premiums or calls in respect of the insurances in Sub clause 5(b)(i) arc paid by their due date;~~

~~(iv)     if obtainable at no additional cost, ensuring that insurances in Sub clause 5(b)(i) name the Owners as a joint assured with full cover and, unless otherwise agreed, on terms such that Owners shall be under no liability in respect of premiums or calls arising in connection with such insurances.~~

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

PART II

SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

~~(v)       providing written evidence, to the reasonable satisfaction of the Owners, of the Managers’ compliance with their obligations under Sub clauses 5(b)(ii) and 5(b)(iii) within a reasonable time of the commencement of this Agreement, and of each renewal date and, if specifically requested, of each payment date of the insurances in Sub clause 5(b)(i).~~

~~6.       Commercial-Management~~

~~(only applicable if agreed according to Box 8).~~

~~The Managers shall provide the following services for the Vessel in accordance with the Owners’ instructions, which shall include but not be limited to:~~

~~(a)       seeking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel. If such a contract exceeds the period stated in Box 9, consent thereto in writing shall first be obtained from the Owners;~~

~~(b)       arranging for-the-provision-of-bunker fuels of the quality specified by the-Owners-as-required for the Vessel’s trade;~~

~~(c)       voyage estimating and accounting and calculation of hire, freights, demurrage and/or despatch monies due from or due to the charterers of the Vessel; assisting in the collection of any sums due to the Owners related to the commercial operation of the Vessel in accordance with Clause 11 (Income Collected and Expenses Paid on Behalf of Owners);~~

~~If any of the services under Sub clauses 6(a), 6(b) and 6(c) are to be excluded from the Management-Fee, remuneration for these services must be stated in Annex E (Fee Schedule). See Sub clause 12(e).~~

~~(d)       issuing voyage instructions;~~

~~(e)       appointing agents;~~

~~(f)       appointing stevedores; and~~

~~(g)       arranging surveys associated with the commercial operation of the Vessel.~~

~~7.       Insurance Arrangements~~

~~(only applicable if agreed according to Box 11).~~

~~The Managers shall arrange insurances in accordance with Clause 10 (Insurance Policies), on such terms as the Owners shall have instructed or agreed, in particular regarding conditions, insured values, deductibles, franchises and limits of liability.~~

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

PART II

SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

SECTION 3 – Obligations

8.~~Managers~~Technical Contractor’- Obligations

(a)

The ~~Managers~~Technical Contractor undertake to use their best endeavours to provide the ~~Management Services~~Technical Services as agents for and on behalf of ~~the Owners~~HJAM in accordance with sound ship ~~management~~ operation practice and to protect and promote the interests of ~~the Owners~~HJAM in all matters relating to the provision of services hereunder.

Provided however, that in the performance of their management reponsibilities under this Agreement, the ~~Managers~~Technical Contractor shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the ~~Managers~~Technical Contractor shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the ~~Managers~~Technical Contractor in their absolute discretion consider to be fair and reasonable.

(b)

Where the ~~Managers~~Technical Contractor are providing ~~technical management~~technical services ~~services~~ in accordance with Clause 4 (~~Technical Management~~Technical services), they shall procure that the requirements of the Flag State are satisfied and they shall agree to be appointed as the Company, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code and the ISPS Code, if applicable.

9.	~~Owners~~HJAM’ Obligations
(a)

~~The Owners~~HJAM shall pay all sums due to the ~~Managers~~Technical Contractor punctually in accordance with the terms of this Agreement. In the event of payment after the due date of any outstanding sums the ~~Manager~~Technical Contractor shall be entitled to charge interest at the rate stated in Box 13 of part I.

(b)	Where the ~~Managers~~Technical Contractor are providing ~~technical mangement~~technical services ~~services~~ in accordance with Clause 4 (~~Technical Management~~Technical services), ~~the Owners~~HJAM shall:

(i) report (or ~~where the Owners are not the registered owners of the Vessel~~ procure that the registered ~~owners~~shipowner -report) to the Flag State administration the details of the ~~Managers~~Technical Contractor as the Company as required to comply with the ISM and ISPS Codes;

(ii) procure that any officers and ratings supplied by them or on their behalf comply with the requirements of STCW 95; and

(iii) instruct such officers and ratings to obey all reasonable orders of the ~~Managers~~Technical Contractor (in their capacity as the Company) in connection with the operation of the ~~Managers~~Technical Contractor’ safety management system.

~~(c)       Where the Managers are not providing technical management services in accordance with Clause 4 (Technical Management), the Owners shall:~~

~~(i) procure that the requirements of the Flag State are satisfied and notify the Managers upon execution of this Agreement of the name and contact details of the organization that will be the Company by completing Box 5;~~

~~(ii) if the Company changes at any time during this Agreement, notify the Managers in a timely manner of the name and contact details of the new organization;~~

~~(iii) procure that the details of the Company, including any change thereof, are reported to the Flag State administration as required to comply with the ISM and ISPS Codes. The Owners shall advise the Managers in a timely manner when the Flag State administration has approved the Company; and~~

~~(iv) unless otherwise agreed, arrange for the supply of provisions at their own expense.~~

~~(d)       Where the Managers and providing crew management services in accordance with Sub clause 5(a) the Owners shall:~~

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

PART II

SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

~~(i) inform the Managers prior to ordering the Vessel to any excluded or additional premium area under any of the Owners’ Insurances by reason of war risk and/or piracy or like perils and pay whatever additional costs may properly be incurred by the Managers as a consequence of such orders including, if necessary, the costs of replacing any member of the Crew. Any delays resulting from negotiation with or replacement of any member of the Crew as a result of the Vessel being ordered to such an area shall be for the Owners’ account. Should the vessel be within an area which becomes an excluded or additional premium area the above provisions relating to cost and delay shall apply;~~

~~(ii) agree with the Managers prior to any change of flag of the Vessel and pay whatever additional costs may properly be incurred by the Managers as a consequence of such change. If agreement cannot be reached then either party may terminate this Agreement in accordance with Sub clause 22(c); and~~

~~(iii) provide, at no cost to the Mangers, in accordance with the requirements of the law of the Flag State, or higher standard, as mutually agreed, adequate Crew accommodation and living standards.~~

~~(c)         Where the Managers are not the Company, the Owners shall ensure that Crew are properly familiarised with their duties in accordance with the Vessel’s SMS and that instructions which are essential to the SMS are identified, documented and given to the Crew prior to sailing.~~

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

PART II

SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

SECTION 4 – Insurance, Budgets, Income, Expenses and Fees

~~10.       Insurance Policies~~

~~The Oweners shall procure, whether by instructing the Managers under Clause 7 (Insurance Arrangements) or otherwise, that throughout the period of this Agreement:~~

~~(a)       at the Owners’ expense, the Vessel is insured for not less than its sound market value or entered for its full gross tonnage, as the case may be for:~~

~~(i) hull and machinery marine risks (including but not limited to crew negligence) and excess libilities;~~

~~(ii) protection and indemnity risks (including but not limited to pollution risks, diversion expenses and, except to the extent insured separately by the Managers in accordance with Sub clause 5(b)(i), Crew insurances);~~

~~NOTE: if the Managers are not providing crew management services under Sub clause 5(a) (Crew Management) or have agreed not to provide Crew Insurances separately in accordance with Sub clause 5(b)(i), then such insurances must be included in the protection and indemnity risks cover for the Vessel (see Sub clause 10(a)(ii) above).~~

~~(iii) war risks (including but not limited to blocking and trapping, protection and indemnity, terrorism and crew risks); and~~

~~(iv) such optional insurances as may be agreed (such as piracy, kidnap and ransom, loss of hire and FD & D) (see Box 12)~~

~~Sub clauses 10(a)(i) through 10(a)(iv) all in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with sound and reputable insurance companies, underwriters or associations (“the Owners’ Insurances”);~~

~~(b)       all premiums and calls on the Owners’ Insurances are paid by their due date;~~

~~(c)       the Owners’ Insurances name the Managers and, subject to underwriters’ agreement, any third party designated by the Managers as a joint assured, with full cover. It is understood that in some cases, such as protection and indemnity, the normal terms for such cover may impose on the Managers and any such third party a libility in respect of premiums or calls arising in connection with the Owners’ Insurances.~~

~~If obtainable at no addiotional cost, however, the Owners shall procure such insurances on terms such that neither the Managers nor any such third party shall be under any liability in respect of premiums or calls arising in connection with the Owners’ Insurances. In any event, on termination of this Agreement in accordance with Clause 21 (Duration of the Agreement) and Clause 22 (Termination), the Owners shall procure that the Managers and any third party designated by the Managers as joint assured shall cease to be joint assured and, if reasonably achievable, that they shall be released from any and all libility for premiums and calls that may arise in relation to the period of this Agreement; and~~

~~(d)       written evidence is provided, to the reasonable satisfaction of the Managers, of the Owners’ compliance with their obligations under this Clause 10 within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners’ Insurances.~~

11.	Income Collected and Expenses Paid on Behalf of ~~Owners~~HJAM
(a)

Except as provided in Sub-clause 11(c) all monies collected by the ~~Managers~~Technical Contractor under the terms of this Agreement (other than monies payable by ~~the Owners~~HJAM to the ~~Mangers~~Technical Contractor) and any interest thereon shall be held to the credit of ~~the Owners~~HJAM in a separate bank account.

(b)

All expenses incurred by the ~~Managers~~Technical Contractor under the terms of this Agreement on behalf of ~~the Owners~~HJAM (including expenses as provided in Clause 12(c)) may be debited against ~~the Owners~~HJAM in the account referred to under Sub-clause 11(a) but shall in any event remain payable by ~~the Owners~~HJAM to ~~the Managers~~Technical Contractor on demand.

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

PART II

SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

~~(c)       All monies collected by the Managers under Clause 6 (Commercial Management) shall be paid into a bank account in the name of the Owners or as may be otherwise advised by the Owners in writing.~~

12.	~~Management Fee~~Technical Services Fee and Expenses
(a)

~~The Owners~~HJAM shall pay to the ~~Managers~~Technical Contractor an annual ~~management fee~~Technical Services Fee as stated in Box 14 for their services as ~~Managers~~Technical Contractor under this Agreement, which shall be payable in equal monthly instalments in advance, the first instalment (pro rata if appropriate) being payable on the commencement of this Agreement (see Clause 2 (Commencement and Appointment) and Box 2) and subsequent instalments being payable at the beginning of every calendar month. The ~~management fee~~Technical Services Fee shall be payable to the ~~Managers’~~Technical Contractor’s nominated account stated in Box 15.

(b)	The ~~management fee~~Technical Services Fee shall be subject to an annual review and the proposed fee shall be presented in the annual budget in accordance with Sub-clause 13(a).
(c)

The ~~Managers~~Technical Contractor shall, at no extra cost to ~~the Owners~~HJAM, provide their own office accommodation, office staff, facilities and stationery. Without limiting the generality of this Clause 12 (~~Management—Fee~~Technical Services Fee and Expenses) ~~the Owners~~HJAM shall reimburse the ~~Managers~~Technical Contractor for postage and communication expenses, travelling expenses, and other out of pocket expenses properly incurred by the ~~Managers~~Technical Contractor in pursuance of the ~~Management~~ Technical Services.

Any days used by the ~~Managers~~Technical Contractor’s personnel travelling to or from or attending on the Vessel or otherwise used in connection with the ~~Management Services~~Technical Services in excess of those agreed in the budget shall be charged at the daily rate stated in Box 16.

~~(d)       If the Owners decide to layup the Vessel and such layup lasts for more than the number of months stated in Box 17, an appropriate reduction of the Management Fee for the period exceeding such period until one month before the Vessel is again put into service shall be mutually agreed between the parties. If the Managers are providing crew management services in accordance with Sub clause 5(a), consequential costs of reduction and reinstatement of the Crew shall be for the Owners’ account. If agreement cannot be reached then either party may terminate this Agreement in accordance with Sub clause 22(e).~~

(e)

Save as otherwise provided in this Agreement, all discounts and commissions obtained by the ~~Managers~~Technical Contractor in the course of the performance of the ~~Management Services~~Technical Services shall be credited to ~~the Owners~~HJAM.

13.	Budgets and Management of Funds
(a)

The ~~Managers~~Technical Contractor’ initial budget is set out in Annex “C~~C~~” hereto. Subsequent budgets shall be for twelve month periods and shall be prepared by the ~~Managers~~Technical Contractor and presented to the ~~Owners~~HJAM not less than three months before the end of the budget year.

(b)

The ~~Owners~~HJAM shall state to the ~~Managers~~Technical Contractor in a timely manner, but in any event within one month of presentation, whether or not they agree to each proposed annual budget. The parties shall negotiate in good faith and if they fail to agree on the annual budget, including the ~~management fee~~Technical Services Fee, either party may terminate this Agreement in accordance with Sub-clause 22(e).

(c)

Following the agreement of the budget, the ~~Managers~~Technical Contractor shall prepare and present to ~~the Owners~~HJAM their estimate of the working capital requirement for the Vessel and shall each month request ~~the Owners~~HJAM in writing to pay the funds required to run the Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers or provisions. Such funds shall be received by the ~~Managers~~Technical Contractor within ten running days after the receipt by ~~the Owners~~HJAM of the ~~Managers~~Technical Contractor’ written request and shall be held to the credit of ~~the Owners~~HJAM in a separate bank account.

(d)

The ~~Managers~~Technical Contractor shall at all times maintain and keep true and correct accounts in respect of the ~~Management Services~~Technical Services in accordance with the relevant International Financial Reporting Standards or such other standard as the parties may agree, including records of all costs and expenditure incurred,

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

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SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

and produce a comparison between budgeted and actual income and expenditure of the Vessel in such form and at such intervals as shall be mutually agreed.

The ~~Managers~~Technical Contractor shall make such accounts available for inspection and auditing by ~~the Owners~~HJAM and/or their representatives in the ~~Managers~~Technical Contractor’ offices or by electronic means, provided reasonable notice is given by ~~the Owners~~HJAM.

(e)

Notwithstanding anything contained herein, the ~~Managers~~Technical Contractor shall in no circumstances be required to use or commit their own funds to finance the provision of the ~~Management Services~~Technical Services.

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

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SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

SECTION 5 – Legal, General and Duration of Agreement

~~14.       Trading Restrictions~~

~~If the Managers are providing crew management services in accordance with Sub clause 5(a) (Crew Management), the Owners and the Managers will, prior to the commencement of this Agreement, agree on any trading restrictions to the Vessel that may result from the terms and conditions of the Crew’s employment.~~

~~15.       Replacement~~

~~If the Managers are providing crew management services in accordance with Sub clause 5(a) (Crew Management), the Owners may require the replacement, at their own expense, at the next reasonable opportunity, of any member of the Crew found on reasonable grounds to be unsuitable for service. If the Managers have failed to fulfil their obligations in providing suitable qualified Crew within the meaning of Sub clause 5(a) (Crew Management), then such replacement shall be at the Managers’ expenses.~~

16.	~~Managers~~Technical Contractor’- Right to Sub-Contract

The ~~Managers~~Technical Contractor shall not subcontract any of their obligations hereunder without the prior written consent of ~~the Owners~~HJAM which shall not be unreasonably withheld. In the event of such a sub-contract the ~~Managers~~Technical Contractor shall remain fully liable for the due performance of their obligations under this Agreement.

17.	Responsibilities
(a)	Force Majeure

Neither party shall be liable for any loss, damage or delay due to any of the following force majeure events and/or conditions to the extent that the party invoking force majeure is prevented or hindered from performing any or all of their obligations under this Agreement, provided they have made all reasonable efforts to avoid, minimise or prevent the effect of such events and/or conditions:

(i) acts of God;

(ii) any Government requisition, control, intervention, requirement or interference;

(iii) any circumstances arising out of war, threatened act of war or warlike operations, acts of terrorism, sabotage or piracy, or the consequences thereof;

(iv) riots, civil commotion, blockades or embargoes;

(v) epidemics;

(vi) earthquakes, landslides, floods or other extraordinary weather conditions;

(vii) strikes, lockouts or other industrial action, unless limited to the employees (which shall not include the Crew) of the party seeking to invoke force majeure;

(viii) fire, accident, explosion except where caused by negligence of the party seeking to invoke force majeure; and

(ix) any other similar cause beyond the reasonable control of either party.

(b)	Liability to ~~Owners~~HJAM

(i) Without prejudice to Sub-clause 17(a), the ~~Managers~~Technical Contractor shall be under no liability whatsoever to ~~the Owners~~HJAM for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the ~~Management Services~~Technical Services

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

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SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

UNLESS same is proved to have resulted solely from the negligence, gross negligence or wilful default of the ~~Mangers~~Technical Contractor or their employees or agents, or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the ~~Managers~~Technical Contractor’ personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the ~~Managers~~Technical Contractor’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten (10) times the annual ~~management fcc~~Technical Services Fee payable hereunder.

(ii) Acts or omissions of the Crew - Notwithstanding anything that may appear to the contrary in this Agreement, the ~~Managers~~Technical Contractor shall not be liable for any acts or omissions of the Crew, even if such acts or omissions are negligent, grossly negligent or wilful, except only to the extent that they are shown to have resulted from a failure by the ~~Managers~~Technical Contractor to discharge their obligations under Clause 5(a) (Crew Management), in which case their liability shall be limited in accordance with the terms of this Clause 17 (Responsibilities).

(c)	Indemnity

Except to the extent and solely for the amount therein set out that the ~~Managers~~Technical Contractor would be liable under Sub-clause 17(b), ~~the Owners~~HJAM hereby undertake to keep the ~~Managers~~Technical Contractor and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, loss, damages and expenses (including legal costs and expenses on a full indemnity basis) which the ~~Managers~~Technical Contractor may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

(d)	“Himalaya”

It is hereby expressly agreed that no employee or agent of the ~~Managers~~Technical Contractor (including every sub-contractor from time to time employed by the ~~Managers~~Technical Contractor) shall in any circumstances whatsoever be under any liability whatsoever to ~~the Owners~~HJAM for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 17 (Responsibilities), every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the ~~Managers~~Technical Contractor or to which the ~~Managers~~Technical Contractor are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the ~~Managers~~Technical Contractor acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 17 (Responsibilities) the ~~Menagers~~Technical Contractor are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

18.	General Administration
(a)

The ~~Managers~~Technical Contractor shall keep ~~the Owners~~HJAM ~~and, if appropriate, the Company~~ informed in a timely manner of any incident of which the ~~Managers~~Technical Contractor become aware which gives or may give rise to delay to the Vessel or claims or disputes involving third parties.

(b)

The ~~Managers~~Technical Contractor shall handle and settle all claims and disputes arising out of the ~~Management Services~~Technical Services hereunder, unless-~~the Owners~~HJAM instruct the ~~Managers~~Technical Contractor otherwise. The ~~Managers~~Technical Contractor shall keep ~~the Owners~~HJAM appropriately informed in a timely manner throughout the handling of such claims and disputes.

(c)	~~The Owners~~HJAM may request the ~~Managers~~Technical Contractor to bring or defend other actions, suits or proceedings related to the ~~Management Services~~Technical Services, on terms to be agreed.
(d)

The ~~Managers~~Technical Contractor shall have power to obtain appropriate legal or technical or other outside expert advice in relation to the handling and settlement of claims in relation to Sub-clauses 18(a) and 18(b) and

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

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SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

disputes and any other matters affecting the interests of  ~~the Owners~~HJAM in respect of the Vessel, unless ~~the Owners~~HJAM instruct the ~~Managers~~Technical Contractor otherwise.

(e)

On giving reasonable notice, ~~the Owners~~HJAM may request, and the ~~Managers~~Technical Contractor shall in a timely manner make available, all documentation, information and records in respect of the matters covered by this Agreement either related to mandatory rules or regulations or other obligations applying to ~~the Owners~~HJAM in respect of the Vessel (including but not limited to STCW 95, the ISM Code and ISPS Code) to the extent permitted by relevant legislation.

On giving reasonable notice, the ~~Managers~~Technical Contractor may request, and ~~the Owners~~HJAM shall in a timely manner make available, all documentation, information and records reasonably required by the ~~Managcrs~~Technical Contractor to enable them to perform the ~~Management Services~~ Technical Services.

(f)	~~The Owners~~HJAM shall arrange for the provision of any necessary guarantee bond or other security.
(g)	Any costs incurred by the ~~Managers~~Technical Contractor in carrying out their obligations according to this Clause 18 (General Administration) shall be reimbursed by ~~the Owners~~HJAM.
19.	Inspection of Vessel

~~The Owners~~HJAM may at any time, after giving reasonable notice to the ~~Managers~~Technical Contractor, inspect the Vessel for any reason they consider necessary.

20.	Compliance with Laws and Regulations

The parties will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Flag State, or of the places where the Vessel trades.

21.	Duration of the Agreement
(a)

This Agreement shall come into effect at the date stated in Box 2 and shall continue until terminated by either party by giving notice to the other; in which event this Agreement shall terminate upon the expiration of the later of the number of months stated in Box 18 or a period of two (2) months from the date on which such notice is received, unless terminated earlier in accordance with Clause 22 (Termination).

(b)

Where the Vessel is not at a mutually convenient port or place on the expiry of such period, this Agreement shall terminate on the subsequent arrival of the Vessel at the next mutually convenient port or place.

22.	Termination
(a)	~~Owners~~HJAM’ or ~~Managers~~Technical Contractor’ default

If either party fails to meet their obligations under this Agreement, the other party may give notice to the party in default requiring them to remedy it. In the event that the party in default fails to remedy it within a reasonable time to the reasonable satisfaction of the other party, that party shall be entitled to terminate this Agreement with immediate effect by giving notice to the party in default.

(b)	Notwithstanding Sub-clause 22(a):

(i) The ~~Managers~~Technical Contractor shall be entitled to terminate the Agreement with immediate effect by giving notice to ~~the Owners~~HJAM if any monies payable by ~~the Owners~~HJAM and/or ~~the-owners~~HJAM of any associated vessel, details of which are listed in Annex “A~~D~~”, shall not have been received in the ~~Managers~~Technical Contractor’ nominated account within ten (10) days of receipt by ~~the Owners~~HJAM of the ~~Managers~~Technical Contractor’ written request, or if the Vessel is repossessed by the Mortgagee(s).

(ii) If ~~the Owners~~HJAM proceed with the employment of or continue to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the ~~Managers~~Technical Contractor is unduly hazardous or improper, the ~~Managers~~Technical Contractor may give notice of the default to ~~the Owners~~HJAM, requiring them to remedy it as soon as practically possible. In the

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

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SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

event that ~~the Owners~~HJAM fail to remedy it within a reasonable time to the satisfaction of the ~~Managcrs~~Technical Contractor, the ~~Managers~~Technical Contractor shall be entitled to terminate the Agreement with immediate effect by notice.

(iii) If either party fails to meet their respective obligations under Sub-clause 5(b) (Crew Insurances) and Clause 10 (Insurance Policies), the other party may give notice to the party in default requiring them to remedy it within ten (10) days, failing which the other party may terminate this Agreement with immediate effect by giving notice to the party in default.

(c)Extraordinary Termination

This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or, if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned or has been declared missing or, if bareboat chartered, unless otherwise agreed, when the bareboat charter comes to an end.

(d)For the purpose of Sub-clause 22(c) hereof:

(i)the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which ~~the Vessel’s owncrs~~HJAM cease to ~~be the registered owners of the Vessel~~provide services under the OSA;

(ii) the Vessel shall be deemed to be lost either when it has become an actual total loss or agreement has been reached with the Vessel’s underwriters in respect of its constructive total loss or if such agreement with the Vessel’s underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred; and

(iii) the date upon which the Vessel is to be treated as declared missing shall be ten (10) days after the Vessel was last reported or when the Vessel is recorded as missing by the Vessel’s underwriters, whichever occurs first. A missing vessel shall be deemed lost in accordance with the provisions of Sub-clause 22(d)(ii).

(e)

In the event the parties fail to agree the annual budget in accordance with Sub-clause 13(b), or to agree a change of flag in accordance with Sub-clause 9(d)(ii), or to agree to a reduction in the ~~Management Fee~~Technical Services Fee in accordance with Sub-clause 12(d), either party may terminate this Agreement by giving the other party not less than one month’s notice, the result of which will be the expiry of the Agreement at the end of the current budget period or on expiry of the notice period, whichever is the later.

(f)

This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver or administrator is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

(g)

In the event of the termination of this Agreement for any reason other than default by the ~~Managers~~Technical Contractor the ~~management fee~~Technical Services Fee payable to the ~~Managers~~Technical Contractor according to the provisions of Clause 12 (~~Management Fee~~Technical Services Fee and Expenses) shall continue to be payable for a further period of the number of months stated in Box 19 as from the effective date of termination. If Box 19 is left blank then ninety (90) days shall apply.

~~(h)       In addition, where the Managers provide Crew for the Vessel in accordance with Clause 5(a) (Crew Management):~~

~~(i) the Owners shall continue to pay Crew Support Costs during the said further period of the number of months stated in Box 19; and~~

~~(ii) the Owners shall pay an equitable proportion of any Severance Costs which may be incurred, not exceeding the amount stated in Box 20. The Managers shall use their reasonable endeavours to minimise such Severance Costs.~~

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

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(i)

On the termination, for whatever reason, of this Agreement, the ~~Managers~~Technical Contractor shall release to ~~the Owners~~HJAM, if so requested, the originals where possible, or otherwise certified copies, of all accounts and all documents specifically relating to the Vessel and its operation.

(j)	The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

23.BIMCO Dispute Resolution Clause

(a)*

This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

~~(b)*           This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Agreement shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings arc commenced.~~

~~(c)*            This Agreement shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

~~(d)             Notwithstanding Sub clauses 23(a), 23(b) or 23(c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Agreement.~~

~~(i) In the case of a dispute in respect of which arbitration has been commenced under Sub clauses 23(a), 23(b) or 23(c) above, the following shall apply:~~

~~(ii) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the “Mediation Notice”) calling on the other party to agree to mediation.~~

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

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~~(iii) The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which  on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal (“the Tribunal”) or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.~~

~~(iv) If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.~~

~~(v) The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.~~

~~(vi) Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.~~

~~(vii) Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator’s costs and expenses.~~

~~(viii) The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration~~

~~(Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.)~~

~~(c)        If Box 21 in Part I is not appropriately filled in, Sub clause 23(a) of this Clause shall apply.~~

~~*Note :sub clauses 23(a), 23(b) and 23(c) are alternatives; indicate alternative agreed in Box 21. Sub clause 23(d) shall apply in all cases.~~

24.Notices

(a)

All notices given by either party or their agents to the other party or their agents in accordance with the provisions of this Agreement shall be in writing and shall, unless specifically provided in this Agreement to the contrary, be sent to the address for that other party as set out in Boxes 22 and 23 or as appropriate or to such other address as the other party may designate in writing.

A notice may be sent by registered or recorded mail, facsimile, electronically or delivered by hand in accordance with this Sub-clause 24(a).

(b)	Any notice given under this Agreement shall take effect on receipt by the other party and shall be deemed to have been received:

(i) if posted, on the seventh (7th) day after posting;

(ii) if sent by facsimile or electronically, on the day of transmission; and

(iii) if delivered by hand, on the day of delivery.

And in each case proof of posting, handing in or transmission shall be proof that notice has been given, unless proven to the contrary.

25.Entire Agreement

This Agreement constitutes the entire agreement between the parties and no promise, undertaking, representation, warranty or statement by either party prior to the date stated in Box 2 shall affect this Agreement. Any modification of this Agreement shall not be of any effect unless in writing signed by or on behalf of the parties.

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

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SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

26.Third Party Rights

Except to the extent provided in Sub-clauses 17(c) (Indemnity) and 17(d) (Himalaya), no third parties may enforce any term of this Agreement.

27.Partial Validity

If any provision of this Agreement is or becomes or is held by any arbitrator or other competent body to be illegal, invalid or unenforceable in any respect under any law or jurisdiction, the provision shall be deemed to be amended to the extent necessary to avoid such illegality, invalidity or unenforceability, or, if such amendment is not possible, the provision shall be deemed to be deleted from this Agreement to the extent of such illegality, invalidity or unenforceability, and the remaining provisions shall continue in full force and effect and shall not in any way be affected or impaired thereby.

28.Interpretation

In this Agreement:

(a)Singular/Plural

The singular includes the plural and vice versa as the context admits or requires.

(b)Headings

The index and headings to the clauses and appendices to this Agreement are for convenience only and shall not affect its construction or interpretation.

(c)Day

“Day” means a calendar day unless expressly stated to the contrary.

29.	BIMCO MLC Clause for SHIPMAN 2009

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

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SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

For the purposes of this Clause 24:

“MLC” means the International Labour Organisation (ILO) Maritime Labour Convention (MLC 2006) and any amendment thereto or substitution thereof .

“Shipowner” shall mean the party named as “shipowner” on the Maritime Labour Certificate for the Vessel.

(a)Subject to Clause 3 (Expertise of the Technical Contractor) of Part II, the Technical Contractor shall; to the extent of the Technical Services, assume the Shipowner’s duties and responsibilities imposed by the MLC for the Vessel, on behalf of the Shipowner.

(b)HJAM shall ensure compliance with the MLC in respect of any Crew members supplied by them or on their behalf.

(c)HJAM shall procure insurance cover or financial security to satisfy the Shipowner’s financial security obligations under the MLC.

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

ANNEX “A” (DETAILS OF VESSEL OR VESSELS)

TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT

CODE NAME: SHIPMAN 2009

Date of Agreement: 23 March 2022

Name of Vessel(s): Hoegh Gallant

Particulars of Vessel(s): See below

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

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SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

Builder and Yard	Hyundai Heavy Industries, Co
Hull No.	2550
Year Built	2014
Port of Registry and Flag	Oslo Norway
IMO Number	9653678
Call Sign	LAUI7

Length overall	294.07 m
Length Between Perpendiculars	283.809 m
Breadth moulded	46 m
Depth moulded	19.975 m
Draught at summer freeboard (Extreme)	12.621 m
Height overall - keel to highest fixed point	62.77 m
Maximum air draught (with full ballast and half bunkers)(corresponding draughts)	Draft: 9.25m E/K ; Air draft: 53.52 m
Gross Tonnage (International)	109,844 MT
Net Tonnage (International)	36,732 MT
Gross Tonnage (Suez) SCGT	111521.33MT
Net Tonnage (Suez) SCNT	94975.61
Light Ship Displacement	53597 MT
Displacement (maximum)	128251 MT

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

ANNEX “B” (DETAILS OF CREW)

TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT

CODE NAME: SHIPMAN 2009

Date of Agreement: 23 March 2022

Details of Crew: N/A

Numbers	Rank	Nationality
N/A	N/A	N/A

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

ANNEX “C” (BUDGET)

TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT

CODE NAME: SHIPMAN 2009

Date of Agreement: 23 March 2022

~~Managers~~Technical Contractor’ initial budget with effect from the commencement date of this Agreement (see Box 2):

Annual/ Estimate
Maritime personnel expenses	0
Services	413
Spares	1,088
Consumables	441
New installation	0
Damage	0
Insurance	0
Crew Agency fee	0
Vessel’s radio and communication	60
Travel expenses, technical manager	30
Technical management fee	711
Financial income and expenses	0
A - Operating Cost	2 743

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

ANNEX “D” (ASSOCIATED VESSELS)*

TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT

CODE NAME: SHIPMAN 2009

*NOTE: PARTIES SHOULD BE AWARE THAT BY COMPLETING THIS ANNEX “D” THEY WILL BE SUBJECT TO THE PROVISIONS OF SUB-CLAUSE 22(b)(i) OF THIS AGREEMENT.

Date of Agreement: 23 March 2022

Details of Associated Vessels: N/A

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).

ANNEX “E” (FEE SCHEDULE)

TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT

CODE NAME: SHIPMAN 2009

N/A

Copyright © 2009 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988, revised 1998 and 2009. Approved by the International Ship Managers' Association (InterManager).